                                                                 EXHIBIT 10.7(d)


October 4, 1997


Dr. Thomas F. Kelley
StatSpin
85 Morse St.
Norwood, MA 02062


Dear Tom,

Recognizing 1) your desire to scale back your activities now and your eventual departure from StatSpin, and 2) the desire of both parties to effect a smooth transition to new, or revised, StatSpin management, IRIS is willing to amend your Employment Agreement as follows and under these provisions:

1. You agree to help in the identification of potential candidates for a new general manager and participate in the screening/hiring process as requested by me.

2. The Agreement will be considered modified to meet the intent of the following changes and these changes become effective on the date this letter is ratified by the Board of Directors.

3. Your working time will be at least 24 hours per week (exclusive of travel to/from and participation at Director's meetings, trade shows, etc.). Your salary will be reduced to $72,000 on an annual basis. Your general responsibilities and duties will remain unchanged. Your Benefits (paragraph 7), Stock Options (paragraph 5), etc. will remain unchanged. Any Bonus (paragraph 4) will be based on annual compensation. The modified Agreement will terminate on January 31, 1998. After that date, IRIS would agree to pay you one-half of the on-going compensation remaining under your Employment Agreement, in return for the availability of your services not to exceed, on average, ten (10) hours per week through January 30, 1999. Termination as described in paragraph 8 of the Agreement will remain unchanged.

4. With respect to your activities at ImagePath, while you are employed by IRIS or StatSpin, you agree to the following:

      - Those activities will not interfere with the discharge of your duties and responsibilities on behalf of StatSpin and IRIS.

      - IRIS will be granted non-exclusive distribution to ImagePath products on terms no less favorable than those of any other distributor.




 /s/ FHD                                                          /s TFK
F.H.D.                                                           T.F.K.

Date:  10-4-97                                                   Date:  10/16/97
       -------                                                          --------

      - Should you become aware that an actual rather than potential conflict arises between ImagePath and IRIS with respect to your management and fiduciary responsibilities, you agree to bring it to the immediate attention of the IRIS Board of Directors through notice to me and be prepared to resign from your participation in all management and directorship capacities at either ImagePath or IRIS.

5. You agree to waive any claims you have against IRIS that stem from previously expressed personal grievances.

If all of the above is acceptable to you, please sign, date and return one copy of this letter. Also, please initial and date the first page.

I will recommend to the IRIS Board of Directors that they accept and ratify this letter in its executed form as an amendment to your Employment Agreement at the forthcoming regular Board of Directors meeting on October 5, 1997.



Sincerely,                                  Accepted by:


/s/ F.H. Deindoerfer                        /s/ T.F. Kelley
    -------------------------                   ----------------------------
F. H. Deindoerfer                           Thomas F. Kelley
Chairman
                                            Date:  10/16/97